                                                                      EXHIBIT 2

                                            -----------------------------
                                                             UNICORP INC.
                                                                   AND
                                            THE LAISSEZ-FAIRE GROUP, INC.
                                                       AGREEMENT AND PLAN
                                                        OF REORGANIZATION
DATED DECEMBER 15, 1997
---------------------------

                                     INDEX

                                                                                              Page
                 Exchange of Shares                                                             3
                 Delivery of Shares                                                             3
                 Representations and Warranties of Acquired and Stockholders                    4
                 Representations and Warranties of Acquirer                                     7
                 Affirmative Covenants of Acquired and Stockholders                             9
                 Closing                                                                       10
                 Conditions Precedent to Obligations of Acquired and Stockholders              10
                 Conditions Precedent to Obligations of Acquirer                               12
                 Indemnification                                                               13
                 Nature of Representations and Warranties                                      13
                 Documents at Closing                                                          14
                 Miscellaneous                                                                 14

                          EXHIBITS

        A.       Shares Owned by Stockholders and Shares to be Received in Exchange
        B.       Acquired financial statement at December 31, 1997
        C.       Articles and By-Laws of Acquirer
        D.       Acquirer's Bank Accounts
        E.       Nominees for Election to Acquirer's Board of Directors
        F.       Form of Investment Letter

                 SCHEDULES

         I.   AS TO ACQUIRED

                  1.      Material Agreements
                  2.      Licenses, Trademarks, Trade Names, Etc.
                  3.      Acquired Capitalization

         II.  AS TO ACQUIRER

                  4.      Litigation Liabilities of Acquirer not Disclosed in Statements
                  5.      Material Agreements
                  6.      Exceptions to Compliance with Laws and Regulations
                  7.      Issuance of Securities not reflected in the Statement
                  8.      Acquirer's Expenses

                      AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization ("Agreement") is made and entered into this 15th day of December, 1997, by and among Unicorp, Inc., a Nevada corporation (hereinafter referred to as "Acquirer"), The Laissez-Faire Group, Inc., a Texas corporation hereafter referred to as "Acquired") and L. Mychal Jefferson II (hereinafter collectively referred to as the "Stockholders").

RECITALS:

The Stockholders own all of the issued and outstanding shares of Acquired common stock. Acquirer desires to acquire all of the issued and outstanding common stock of Acquired, making Acquired a wholly-owned subsidiary of Acquirer, and Stockholders desire to exchange all of their shares of Acquired common stock for shares of Acquirer's issued and outstanding common stock. It is the intention of the parties hereto that: (i) Acquirer shall acquire all of the issued and outstanding common stock of Acquired in exchange solely for the number of shares of Acquirer's authorized but unissued common stock set forth below (the "Exchange"); (ii) the Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(b) of the Internal Revenue Code of 1986, as amended, and related sections thereunder; and (iii) the Exchange qualify as a transaction in securities exempt from registration of qualification under the Securities act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the Stockholders reside.

NOW THEREFORE, for the mutual consideration set out herein, the parties hereto agree as follows:

1.  EXCHANGE OF SHARES

Acquirer and Stockholders agree that on the Closing Date (as hereinafter defined) Stockholders will exchange all of the issued and outstanding shares of the common stock of Acquired 530,000 Class C shares presently outstanding) for 530,000 shares of Class C common (the "Shares") of Acquirer's stock $.01 par value per shares (Class C Common Stock"). The number of Shares of Acquired common stock owned by each Stockholder and the number of shares of Acquirer's common stock which each will receive in the Exchange is set forth in Exhibit "A", which is attached hereto and made a part hereof.

2.  DELIVERY OF SHARES

On the Closing Date, Stockholders will deliver to Acquirer the certificates presenting all of the outstanding shares of Acquired common stock, duly endorsed (or with duly executed stock powers) so as to make Acquirer the sole owner thereof, free and clear of all claims and encumbrances. Simultaneously, on the Closing Date, Acquirer will deliver the certificates representing the Shares to the Stockholders. The Exchange shall not be effected unless all of Acquired Stockholders execute this Agreement and all shares of Acquired outstanding common stock are delivered to Acquirer on the Closing Date.

3.  REPRESENTATIONS AND WARRANTIES OF ACQUIRED AND STOCKHOLDERS

The Acquired and the Stockholders, jointly and severally, as a material inducement to Acquirer to enter into this Agreement and consummate the transactions contemplated hereby, make the following representations and warranties to Acquirer, which representations and warranties are true and correct at this date, and will be true and correct in all material respect on the Closing Date:

3(a) SECURITIES HOLDERS. The Stockholders listed on Exhibit "A" are the owners, of record and beneficially, of all of the issued and outstanding shares of Acquired common stock.

3(b) FINANCIAL STATEMENTS. Exhibit "B" which will be inserted into this Agreement at the Closing, will contain copies of unaudited Financial Statements of Acquired at December 31, 1997 including balance sheets, income statements (the Financial Statements").

The Financial Statements will fairly present the consolidated financial condition of Acquired as of the date thereof and the consolidated results of its operations for the periods covered. The Financial Statements will have been prepared in accordance with generally accepted accounting principles, consistently applied, except as otherwise state therein.

3(c) UNDISCLOSED LIABILITIES. At the Closing Date Acquired: (i) will have no liabilities or obligations of any nature, fixed or contingent, matured or unmatured, which are not shown or otherwise provided for in the Financial Statements except for liabilities and obligations arising in the ordinary course of business, none of which is materially adverse, and (ii) all reserves established by Acquired and set forth in the Financial Statements will be adequate and there will be no material loss contingencies (as such term is used in Statement of Financial Account Standard No. 5 of the Financial Accounting Standards Board) which are not adequately provided for.

3(d) ABSENCE OF CHANGES. Since the date of the Financial Statements, Acquired business has been operated in the ordinary course and there has not been (i) Any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings, net worth, business or prospects of Acquired for such period, in the aggregate, or at any time during such period: (ii) Any damage, destruction of loss (whether or not covered by insurance) materially adversely affecting the Acquired or its businesses; (iii) Any declaration setting aside, or payment of any dividend or other distribution in respect of any shares of Acquired, or any direct or indirect redemption, purchase or other acquisition of such stock: (iv) Any issuance or sale by Acquired or agreement to sell any of its securities; or (v) Any statute, rule, regulation or order adopted (including orders of regulatory authorities with jurisdiction over Acquired or its Business) which materially adversely affects Acquired or its business.

3(e) LITIGATION, ETC. There are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or threatened against Acquired, its assets or business, whether at law or in equity, or before or by any federal, state municipal, local, foreign or other government department, commission, board, bureau, agency or instrumentality; nor does the Acquired know of a threat of such litigation or any basis for any such action, suit, claim, investigation or proceeding.

3(f) COMPLIANCE, GOVERNMENTAL AUTHORIZATIONS. Acquired has complied with all Federal, state, local, or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state securities laws which if not complied with would materially and adversely affect the business of Acquired. Acquired has all federal, state, local and foreign governmental licenses and permits necessary in the conduct of its business, and such licenses and permits are in full force and effect, and Acquired knows of no violations of any suit licenses or permits, and no proceedings are pending or threatened to revoke or limit the use of such license and permits.

3(g) DUE ORGANIZATION, ETC. Acquired is a corporation's duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business and in good standing in each state where it is required to be so qualified and such qualification is material to its business. Acquired has the power to own its properties and assets and to carry on its business as now presently conducted.

3(h) TAX MATTERS. Acquire has filed all federal, state and local tax or related return and reports due or required to be filed, which reports accurately reflect in all material respect the amount of taxes due. Acquired has paid all amounts of taxes or assessments which would be delinquent if not paid as of the date of this agreement, other than taxes or charges being contested in good faith or not yet finally determined.

3(i) AGREEMENTS, ETC. Schedule 1 contains a true and complete list and brief description of all written or oral contracts, agreements, mortgages, obligations, understandings, arrangements, restrictions and other instruments to which Acquired is party or by which Acquired or its assets may be bound. True and Correct copies of all items set forth on Schedule 1 have been or will be made available to Acquirer prior to Closing. No event has occurred which (whether with or without notice lapse of time or the happening or occurrence of any other event) would constitute a default under any of the agreements set forth in Schedule 1.

3(j) TITLE TO PROPERTY AND RELATED MATTERS. Acquired has good and marketable title fee and clear of any liens of encumbrances to all the properties, interest in properties and assets real personal and mixed, reflected as being owned by it on the Financial Statements or acquired by it after the date of the Financial Statements, of any kind or character, there are no liens for current taxes not yet delinquent. Except for matters, which may arise in the ordinary course of business, the Acquired assets are in good operating condition and repair. To the best of knowledge of the Acquired, there does not exist any condition, which materially interferes with the use thereof in the ordinary course of Acquired business.

3(k) CORPORATE RECORDS. The corporate records, minute books, and other documents and records of Acquired are complete and correct. Acquirer shall have the right to review all corporate records of Acquired prior to the Closing Date.

3(l) LICENSES, TRADEMARKS, TRADE NAMES, ETC. There is no pending or threatened claim or litigation against Acquired contesting the right to use any of the trademarks, trade names and know how or validity of any of the licenses, copyrights and patents or asserting the misuse of any thereof, nor has there ever been any such claim or litigation.

3(m) AUTHORIZATION BY THE ACQUIRED. This Agreement constitutes a valid and binding agreement of the Acquired, enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to limiting or affecting the enforcement of creditors, rights generally; and neither the execution and delivery of this Agreement nor the consummation by the Aquiree of the transaction contemplated hereby, nor compliance with any of the provisions hereof, will violate any statue, law rule or regulation or any order writ, injunction or decree of any court or governmental authority or violate or conflict with other constitute a default under (or give rise to any right of termination, cancellation or acceleration under) the terms or conditions or provisions of any note, bond, lease mortgage, obligation agreement, understanding, arrangement or restriction of any kind to which Acquired is a party or by which Acquired or its properties may be bound. No consent or approval of any governmental authority is required in connection with the execution and delivery by the Acquired of this Agreement or the consummation of the transactions contemplated hereby.

3(n) CORPORATE AUTHORIZATIONS. Acquired is authorized to enter into this Agreement and have taken all corporate action necessary to authorize the execution of this Agreement and consummation of the transactions contemplated herein. The execution, delivery and performance of this Agreement by Acquired will not be in conflict with or constitute a default under any provisions of applicable law, Acquired Article of Incorporation or By-Laws, or any agreement or instrument to which the Acquired is a party or by which it its assets are bound.

3(o) CAPITALIZATION. The authorized capitalization of Acquired is as set forth in Schedule 2. Except as set forth in said Schedule 2, there are no outstanding or presently authorized securities, warrants, preemptive rights, subscription rights, options or related commitments of any nature to issue any of Acquired securities which are not reflected in the Financial Statement or in
Schedule 2.

3(p) FULL DISCLOSURE. Acquired has, and at the Closing Date will have, disclosed to Acquirer all events, conditions and facts materially affecting the business and prospects of Acquired; and the Acquired has not and will not have, at the Closing Date, withheld disclosure of any events, conditions and facts which it may have knowledge of, or have reasonable grounds to know, may materially, adversely affect the business and prospects of Acquired.

3(q) BROKERAGE FEES. The Acquired has not incurred, nor will it incur any liability for brokerage or finder's fee or similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3(r) EMPLOYMENT AGREEMENTS. Acquired has entered into employment agreements ("Employment Agreements") with Messrs. L. Mychal Jefferson II, and contains such terms as are consistent with the terms of his employment prior to the date hereof. True and correct copies of the Employment Agreement have been or will be made available to Acquirer prior to Closing.

3(s) SHARE OWNERSHIP. The shares of Acquired common stock to be exchanged for the Shares in the Exchange are owned of record and beneficially, by the respective stockholders of Acquired as specified on Exhibit "A", free and clear of all liens and encumbrances of any kind and nature and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

3(t) AUTHORITY TO ENTER INTO AGREEMENT. Each Stockholder has the full right, power and authority to execute and deliver this Agreement. And perform its obligations hereunder.

3(u) OBLIGATION. This Agreement constitutes a valid and legally binding obligation of each Stockholder, and neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation of or default under, or conflict with, any judgment, decree, statue or regulation of any governmental authority applicable to such Stockholder or any contract, commitment, agreement or restriction of any kind to which such Stockholder is a party or by which it or its assets are bound. The execution and delivery of this Agreement does not, and the consummation of the transactions described herein will not, violate applicable law, or any mortgage, lien, agreement, indenture, lease or understanding (whether oral or written) of any kind outstanding relative to such Stockholder.

3(v) APPROVALS REQUIRED. No approval, authorization, consent, order or other action of, or filing with any person, firm or corporation of any court, administrative agency or other governmental authority is required in connection with the execution and delivery by the Stockholders of this Agreement or the consummation of the transaction described herein, except as disclosed herein an, except to the extend that the parties are required to file reports in accordance with relevant regulations under Federal and state securities laws.

4.  REPRESENTATIONS AND WARRANTIES OF ACQUIRER

         Acquirer, as a material inducement to Acquired and Stockholders to enter into this Agreement and Consummate the transactions contemplated hereby, makes the following representations and warranties go Acquired and Stockholders, which representations are true and correct at this date, and will be true and correct on the Closing Date as though made on as of such date:

         4(a) SHARES OF COMMON STOCK. The Shares to be delivered to the Stockholders at Closing will be valid and legally issued shares of Common Stock, free and clear of all liens, encumbrances, and preemptive rights, and will be fully paid on non assessable shares.

         4(b) DUE AUTHORIZATION, ETC. This Agreement has been duly authorized, executed and delivered by Acquirer, and constitutes a legal, valid, and binding obligation no consent or other governmental authority is required by Acquirer for the execution, delivery or performance of this Agreement by Acquirer; no consent of any party to any contrary or agreement to which Acquirer is a party of by which any of its property or assets are subject is required for the execution, delivery prior performance of this Agreement by "Acquirer.

         4(c) FINANCIAL STATEMENTS. Acquirer has delivered to Acquired its unaudited financial statements at December 31, 1997 (the "Statements"), The Statements and accurately reflect the financial condition of the Acquirer as of the dates thereof and the results of operations for the periods reflected therein. The Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, except as otherwise state therein; and the books and records, financial and others, of Acquirer are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

         4(d) FINANCIAL STATEMENTS. Undisclosed Liabilities. Except as set forth in Schedule 3, Acquirer: (i) has no material liabilities or obligations of any nature, fixed or contingent, matured or unmatured, which are not shown or otherwise provided for in the Statements; and (ii) all reserves established by Acquirer and set forth in the Statements are adequate and there are no material loss contingencies (as such term is used in Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board) which are not adequately provided for.

         4(e) MATERIAL ADVERSE CHANGE. Since the date of the Statements, there has not been, and as of the Closing Date there shall not have been, any material changes in the Acquirer's condition (financial or otherwise) or liabilities (absolute, contingent or otherwise), whether or not arising from transitions in the ordinary course of business; provided however, that the parties have agreed that the financial position of Acquirer will change to the extent that Acquirer incurs costs in connections with the transactions contemplated by this Agreement.

         4(f) LITIGATION, ETC. There are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or threatened against Acquirer, its assets or business, whether at law or in equity, or before or by any Federal, state municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality; nor does the Acquirer know or have any reason to know of a threat of such litigation or any basis for any such action suit, claim, investigation or proceedings.

         4(g) DUE ORGANIZATION, ETC. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is qualified to do business and in good standing in each state where it is required to be qualified and such qualification is material and has the corporate power to own its property and to carry on its business as now being conducted. The Articles of Incorporation and By-Laws of Acquirer, as will be in effect on the Closing Date, are attached hereto as Exhibit "C" and are made a part hereof.

         4(h) TAX MATTERS. Acquirer has filed all Federal, state and local, tax or related returns and report due or required to be filed, which reports accurately reflect in all material respects the amount of taxes due Acquirer has paid all taxes or assessments which have become due other than taxes or charges being contested in good faith or not finally determined

         4(i) AGREEMENTS, ETC. Acquirer has not breached, nor is there any pending or threatened claims or any legal basis for a claim that Acquirer has breached, nor has an event occurred which with the passing of time would constitute a breach of any of the terms or conditions of any agreements, contracts or commitments to which Acquirer is a party or by which Acquirer or its assets are bound. A list of all Acquirer/s material contracts, agreements or commitments (whether oral or written) is set forth on Schedule 2 and true and correct copies of all such contracts and agreements have been delivered by Acquirer to Acquired on or prior to the Closing Date. The execution, delivery and performance of this Agreement by Acquirer will not be in conflict with or constitute a default under any provisions of applicable law, Acquirer's Articles of Incorporation or By-Laws, or any agreement or instrument to which Acquirer is a party or by which it or its assets are bound.

         4(j) CAPITALIZATION. The capitalization of Acquirer consists of 50,000,000 authorized common stock, $.001 par value per share, 16,377,951 outstanding. Unicorp will perform a 273 to 1 reverse spit and amend it Articles of Incorporation to authorized common stock of 100,000,000 Class A shares $.01 par value per share, 50,000,000 Class B shares $.01 par value per share, 10,000,000 Class C shares $.01 par value per share and 25,000,000 Prefer shares $100.00 par value per share of which

530,000 Class C and approximately 60,000 Class A will be outstanding on the Closing Date. All outstanding shares of the Common Stock have been duly authorized, validity issued, and are full-paid and non-assessable, and all such shares were issued in complacence with all applicable federal and state securities laws. There are not outstanding or presently authorized securities, warrants, preemptive rights, subscription rights, options or related commitments of any nature to issue any of Acquirer's securities, other than those stated in the Articles of Incorporation.

         4(k) DISCLOSURE OF MATERIAL FACTS. Acquirer has, and at the Closing Date will have, disclosed to Acquired all events, conditions and facts materially affecting the business and prospects of Acquirer; and Acquirer has not and will not have, at the Closing Date, withheld disclosure of any events, conditions and facts which it may have knowledge of, or have reasonable grounds to know may materially, adversely affect the business and prospects of Acquirer.

         4(l) CORPORATE RECORDS. The corporate financial records, minute books and other documents and records of Acquirer are to be available to Acquired prior to the Closing Date and turned over to new management in their entirety at Closing. Such records are complete and correct and have been maintained in accordance with good business and accounting practices.

         4(m) STOCKHOLDERS LIST. Attached is Exhibit "D" is a true correct and complete statement dated not more than 10 days prior to the date of this Agreement, setting forth the names and addresses of Acquirer's stockholders.

         4(n) TITLE TO ASSETS. Acquirer has good and marketable title to all of its assets, free of any liens and encumbrances.

         4(o) BANK ACCOUNTS. Exhibit "E" contains a complete list of all bank accounts and safe deposit boxes of Acquirer together with the name of authorized signatories over such accounts and boxes.

         4(p) COMPLIANCE, GOVERNMENTAL AUTHORIZATIONS Acquirer has coupled in all respects with all Federal state, local, or foreign laws ordinances regulations, and orders applicable to its business including without limitation federal and state securities laws applicable to all offerings prior to the Closing Date. Acquirer has all Federal, state, local and federal governmental licenses and permits material to and necessary in the conduct of its business, and such licenses and permits are in full force and effect and no violations are or have been recorded in respect of any such licenses of permits, and no proceedings are pending or threatened to revoke or limit the use of such permits.

         4(q) BROKERAGE FEES. The Acquirer has not incurred, nor will it incur any liability for brokerage or finder's fees or similar charges in connection with this Agreement or any of the transactions contemplated hereby.

5.  AFFIRMATIVE COVENANTS OF ACQUIRED AND STOCKHOLDERS

         Acquired and Stockholders, jointly and severally covenant to Acquirer (and its stockholders) that:

         5(a) They will comply with all of the undertakings of Acquirer set forth in the Acquirer's Registration Statement as amended, including without limitation, (I) causing Acquirer to use its best Efforts to register or qualify, or maintain in effect the registration or qualification of, the shares of Acquirer's common stock, delivered upon expense of the Acquirer's outstanding warrants: (ii) causing the Acquirer to make all filings required under Section 13 and 15(d) of the Securities Exchange Act of 1934, as amended;
(iii) preparing and filing of a Form 10-K for fiscal year ended December, 31, 1997;(iv) filing of a Current Report on Form 8-K reporting the completion of the transactions contemplated by this Agreement (which includes the financial statements of Acquired required to be included therein); and 5(v) they will cause the Acquirer to file a Report of Sales of Securities and Use of Proceeds thereunder pursuant to Rule 463 (Form SR) reporting the use of the proceeds from the Acquirer's public offering;

         5(b) They will use their best efforts within 90 days of Acquirer's eligibility for listing with the NASD Automated Quotation System to cause the Acquirer to file such forms with the National Association of Securities Dealers, Inc. ("NASD") as are necessary to effect the quotation of Acquirer's securities on the NASD Automated Quotation System;

         5(c) They will deliver to Acquirer's former management the Form 8-K to be filed to report the completion of this transaction so that Acquirer's former management can review the descriptions contained therein of Acquirer and the terms of the transactions contemplated by this Agreement;

         5(d) They will deliver to Acquirer's former management, with a copy to its counsel (at the addresses set forth herein), all reports, registration statements and other documents, other than e exhibits, as filed with the SEC and the NASD during the three year period commencing on the Closing Date; and

6.  CLOSING

         The Closing (the "Closing") shall take place upon such date (the Closing Date") as the parties hereto may mutual agree upon, but shall be no later than December 31, 1997. The closing shall take place at such place as may be mutually agreed upon by the parties.

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIRED AND STOCKHOLDERS

         All obligations of Acquired and stockholders under this Agreement are subject to the fulfillment, prior to or on the Closing Date of each of the following conditions:

         7(a) The representation and warranties by or on behalf of Acquirer contained in this Agreement or in any certificate or document delivered to Acquired pursuant to this provisions hereof shall be true in all material respects at and as of the time of losing as though such representations and warranties were made at and as of such time.

         7(b) Acquirer shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by its prior to or at the Closing:

         7(c) The present Directors of Acquirer shall have caused the appointment of all of Acquired nominees to the Board of Directors of Acquirer as directed by Acquired and will make arranged for the resignation of the existing officers and directors of Acquirer. The directors designated by Acquired for appointment are set forth on Exhibit "F".

         7(d) On the Closing Date, Acquirer shall have no liabilities or obligations, fixed or contingent.

         7(e) All instruments and documents delivered to Acquired and Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Acquired and Stockholders.

         7(f) Acquirer shall have delivered to Acquired and Stockholders an opinion of Aquiror's counsel, dated the Closing Date to the effect that:

                 (1) Acquirer is a corporation duly organized valid existing and in good standing under the laws of the State of Nevada.

                 (2) Acquirer has the corporate power to carry on its business as now being conducted.

                 (3) This agreement has been duly authorized, executed and delivered by Acquirer and is a valid and binding obligation of Acquirer, enforceable in accordance with its terms, except to the extent that enforcement is limited by applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditor' rights and remedies generally or by general equity principles (and excepting specific performance as a remedy);

                 Acquirer has taken all corporate action necessary for its due performance under this Agreement.

                 The execution and delivery by Acquirer of this Agreement an the consummation of the transactions contemplated here by will not conflict with or result in a breach of any provisions of Acquirer's Articles of Incorporation or By-Laws or to the best of such counsel's knowledge after inquiry and based upon information provided by Acquirer, constitute a default under or give rise to a right of termination, acceleration, or cancellation under any agreement under which Acquirer or any of its properties are bound or violate any court order, writ or decree of injunction applicable to Acquirer;

                 Such counsel does not know, after inquiry, of (a) actions suits or other legal proceedings or investigations pending or threatened against or relating to or materially adversely affecting Acquirer; and (b) any unsatisfied judgment against Acquirer.

                 (7) The Authorized and, to such counsel's best knowledge after inquiry, outstanding capitalization of Acquirer is as set forth in
         Section 4(i) all of the outstanding shares of Acquirer's common stock are validly issued, full-paid and non-assessable, without preemptive rights, and to the best counsel's knowledge after inquiry, there are no outstanding subscriptions, options, rights, warrants or other transfer agreements (whether oral or written), other than as set forth in Section 4(j) of this Agreement.

7(g) There shall be delivered to the Stockholders an officer's certificate, signed by Henry Schullee, President and, Secretary, to the effect that all of the representations and warranties of the Acquirer set forth herein are true and complete in all material respects as of the closing date, and that the Acquirer has complied in all material respects with its covenants and agreements set forth here required to be complied with by the closing.

8.  CONDITIONS PRECEDENT  TO OBLIGATIONS OF ACQUIRER

         All obligations of Acquirer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

8(a) The representations and warranties by Acquired and Stockholders contained in this Agreement or in any certificate or document delivered to Acquirer pursuant to the provision hereof shall be true and all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

8(b) Acquired and Stockholders shall have performed and copied with all covenants agreements, and conduits required by this Agreement to be performed or complied with by it prior to or at the Closing;

8(c) Each of the Stockholders shall have delivered to Acquirer an "investment letter" in the for attached as Exhibit "G" agreeing that the Shares are being acquired for investment purposes only, and not with a view to public resale or distribution.

8(d) Acquired shall have delivered all of the exhibits and schedules required herein; including the Financial Statements, to Acquirer and such exhibits schedules and Financial Statements shall have been acceptable to Acquirer, in its sole and absolute discretion.

8(e) Acquired shall have delivered to Acquirer an opinion of counsel, dated the Closing Date, to the effect that:

                 (1) Acquired is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business in any jurisdiction where so required;

                 (2) Acquired has the corporate power to carry on its business as now being conducted.

                 (3) This Agreement has been duly authorized, executed and delivered by Acquired and Stockholders, and is a valid and binding obligation of Acquired and Stockholders enforceable in accordance with its terms, except to the extent that enforcement is limited by applicable bankruptcy, reorganization, moratorium, insolvency or similar laws after creditors' rights and remedies generally or by general equity principal (and excluding specific performance as a remedy), including limitations on enforcement by reason of fraudulent, conveyance and corporate and other laws restricting indemnification by corporations shareholders of a corporation, or its affiliates;

                 (4) Except as referred to herein, such counsel knows, after inquiry of (a) no actions suit or other legal; proceedings or investigations pending or threatened against or relating to or materially adversely affecting Acquired; and (b) no unsatisfied judgment against Acquired;

                 (5) The execution and delivery by Acquired of this Agreement and the consummation if the transaction contemplated hereby will not conflict with or result in a breach of any provision of Acquired Articles of Incorporation or By-Laws or, to the best of such counsel's knowledge, after inquiry, and based upon information provided by Acquired and their officers and directors, constitute a default under or give rise to a right of termination acceleration or cancellation under any agreement under which Acquired or any of its properties are bound or violate any court order, writ or decree of injunction applicable to Acquired, and

                 (6) The authorized capitalization of Acquired is as set forth in Section 3(0) all of the outstanding shares of common stock of Acquired are validly issued, fully-paid and non assessable, without preemptive rights, and in the best of counsel's knowledge, after inquiry, there are no outstanding subscriptions, options, warrants or other transfer agreements (whether oral or written) obligating Acquired to issue or transfer from treasury any of its securities except as set forth in Section 3(o) of this agreement. When duly transferred to Acquirer as provided herein, to the best of such counsel's knowledge after inquiry, Acquirer will own all of the issued and outstanding Common stock of Acquired.

         8(f) There shall be delivered to Acquirer a certificate executed by the President and Secretary of Acquired to the effect that all of the representations and warranties of the Acquirer set forth herein are true and complete in all material respected as of the Closing Date, and that Acquired has complied in all material respects with its covenants and agreement set forth therein required to be complied with it by the closing.

9.  INDEMNIFICATION

         Acquirer shall indemnify and hold harmless Acquired to this Agreement at all times after the date of this Agreement against and in respect of any liability damage or deficiency all actions suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fee (through all appeals) incident to any of the foregoing, resulting for any misrepresentation, breach of covenant or warranty or non fulfillment of any agreement on the part of such party under this Agreement or for any misrepresentation or omission for any certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties, on demand, for any reasonable payment made by said parties at any time after Closing in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party defend or satisfy the same and such party failed to defend or satisfy same.

10.  NATURE OF REPRESENTATIONS AND WARRANTIES

         All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance o the representation, warranties, covenants and agreements contained I this Agreement or at the Closing of the transaction herein provided for and an investigation which they might have made or any other representations warranties agreements, promises or information, written or oral, made by the other party or any other person shall not be deemed a waiver of any breach of any such representation warranty covenant or agreement. Acquirer represents and agrees that its chief executive officer is a sophisticated investor and that the business in which the Acquired is engaged is subject to a high degree of competition from other companies, many of which have greater financial and other resources than Acquired. For these and other reasons an investment in Acquired's capital stock is subject to substantial risks and speculative.

11.  DOCUMENTS AT CLOSING

         At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

         11(a) Stockholders will deliver, or cause to be delivered, to Acquirer the following:

                 (1) Stock certificates for the shares of common stock of Acquired being exchanged hereunder, duly endorsed or with stock powers attached in blank.

                 (2) All corporate records of Acquired, including without limitation corporate minute books (which shall contain copies of the Articles of Incorporation and By-Laws, as amended to the Closing, stock books, stock transfer books, corporate seals, and such other corporate books and records as may reasonably be requested by Acquirer and its counsel:

                 the opinion of Counsel for Acquired as set forth herein:

                 (4) A certificate executed by Acquired to the effect that all representations and warranties made by Acquired and Stockholders respectively, under this Agreement are true and correct as of the Closing Date, as though originally give to Acquirer on said date:

                 (5) Such other instruments and documents, if any, as are required to be delivered pursuant to the provisions of this Agreement, or which may be reasonably requested in furtherance of the provisions of this Agreement.

12.  MISCELLANEOUS

12(a) Further Assurances. At any time, and from time to time, after the Closing each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

12(b) Waiver. Any failure on the part of any party hereto in complying with any of its obligations; the party to whom such compliance is owed hereunder may waive agreements or conditions in writing.

12(c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the following addresses or such other addresses as are given to other parties in the manner set forth herein:

Mr. Henry Schulle
President
Unicorp, Inc.
12166 Metric #133
Austin, Texas 78758

With a copy to:

L. Mychal Jefferson II
President
The Laissez-Faire Group, Inc.
3730 Kirby Suite 1200
Houston, Texas 77098

12(d) HEADINGS. The section and subsection headings in the Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12(e) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12(f) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware.

12(g) BINDING EFFECT. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successor and assigns.

12(h) ENTIRE AGREEMENT. This Agreement is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representation, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

12(i) TIME.  Time is of the essence.

12(j) SEVERABILITY. If any part of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the balance of the Agreement shall remain in full force and effect.

12(k) DEFAULT COSTS. In the event any party hereto has to resort to legal action to enforce any of the terms hereof such party shall be entitled to collect attorneys' fees and other costs for the party in default.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ATTEST:                        UNICORP, INC.



By:                                       By:
   --------------------------                 ----------------------------


ATTEST:                 THE LAISSEZ-FAIRE GROUP, INC.



By:                                       By:
   --------------------------                 ----------------------------

                                STOCKHOLDERS OF
                         THE LAISSEZ-FAIRE GROUP, INC.





---------------------------------          -----------------------------------






---------------------------------






---------------------------------

                                                                       EXHIBIT A


                       PRE TRANSACTION STOCK OUTSTANDING

CAPITAL STOCK                      ISSUED & OUTSTANDING              AUTHORIZED

     Class A Voting Common                   0                       100,000,000

     Class B Non-Voting Common               0                        50,000,000

     Class C Voting Common             530,000                        10,000,000


     Preferred                               0                        25,000,000


SHARES TO BE ISSUED TO THE LAISSEZ-FAIRE GROUP, INC. SHAREHOLDERS POST MERGER

     Class A Voting Common                   0                       100,000,000

     Class B Non-Voting Common               0                        50,000,000

     Class C Voting Common             530,000                        10,000,000


     Preferred                               0                        25,000,000



The Laissez-faire Group, Inc. only shareholder of record is L. Mychal Jefferson
II

                                                                       EXHIBIT B



                         THE LAISSEZ-FAIRE GROUP, INC.
                                 BALANCE SHEET
                                  (UNAUDITED)


                                                                   DECEMBER 31,
                                                                       1997
                                                                  --------------
                                    ASSETS                        (in thousands)
Current assets:
     Cash and cash equivalents (note 1)                           $           --
     Short-term investments (note 2)                                          --
     Prepaid inventories (note 3)                                             --
                                                                  --------------
                    Total current assets                                      --
                                                                  --------------

                    Total assets                                  $           --
                                                                  ==============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Accounts payable, note payable and accrued expenses          $           --
     Accrued income taxes                                                     --
                                                                  --------------
                    Total liabilities                                         --
                                                                  --------------

Stockholders' equity:
     Class A common stock $0.01 par value,
       100,000,000 shares authorized,                                         --
     Preferred stock $100.00 par value,
       25,000,000 shares authorized,                                          --
     Additional paid-in capital                                               --
     Retained earnings                                                        --
                                                                  --------------
                    Total shareholders' equity                                --
                                                                  --------------

                    Total liabilities and shareholders' equity    $           --
                                                                  ==============






                     SEE NOTES TO THE FINANCIAL STATEMENTS

                          THE LAISSEZ-FAIRE GROUP INC.
                              STATEMENT OF INCOME
                                  (UNAUDITED)



                                  December 31,
                                      1997
                                      ----
                                 (in thousands)





Revenue:                                     0
                                        ------
     Total revenue                          --

Cost of sales:                              --
                                        ------

Gross profit:                               --
                                        ------

Operating expenses:
  Professional fees and expenses            --
                                        ------
    Total operating expenses                --
                                        ------

Operating income                            --

Provision for income taxes:                 --
                                        ------

Net income                              $   --
                                        ======

                            THE LAISSEZ-FAIRE, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1 -- CASH AND CASH EQUIVALENTS

     Cash equivalent is any instrument whose maturity is less than ninety (90) days, such as, cash, money markets, CDs, commercial paper, short-term notes, treasuries, etc.



NOTE 2 -- SHORT-TERM INVESTMENTS

     Short-term investment is any instrument whose maturity is less than twelve
(12) months, such as, CDs, commercial paper, short-term notes, bonds, etc.



NOTE 3 -- PREPAID INVENTORIES

                                                               EXHIBIT E

Nominees for Election to Acquirer's Board of Directors

L. MYCHAL JEFFERSON II, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, began his career with Monmouth Investments, a prominent regional investment banking firm. Thereafter, he managed portfolios of major institutions and high net worth individuals at Oppenheimer & Co. Mr. Jefferson is widely engaged in professional and civic activities, including Chairman of the President's Advisory Board of the Houston Development Council.

AZIE TAYLOR MORTON, DIRECTOR, the 36th Treasurer of the United States has enjoyed a distinguished career within the public and private sectors. Aside from her role in the Carter Administration, Ms. Morton has served on the Boards of Wendy's International, The National Democratic Institute, and Citizen Trust Mutual Fund (Chairman), Saint Edwards University (Austin, TX), Africare, Inc. and Schlotzsky's Inc. In addition to these appointments she also serves on the advisory board of Horizon Bank of Virginia, President of the Earl Campbell Foundation, and the Austin Children Museum. Ms. Morton is a member of the Horatio Alger Society of Distinguished Americans, and is currently President of Exeter Capital Asset Management in Austin, Texas.

LIMAS JEFFERSON, DIRECTOR, Chairman of the Board of the Unity National Bank of Houston. President of Jefferson Associates, an information management company. Through the Jefferson family 60% interest in the only African-American owned Bank in Texas, Mr. Jefferson is established as a major force in the private and commercial banking industry.

JOHN H. BLANTON, PRINCIPAL/NEW BUSINESS GROUP, started his investment career with the Retirement Services Group of Oppenheimer and Co., managing small to medium corporate pension funds. He subsequently managed the portfolio's of high net worth individuals with the Private Client Group of Merrill Lynch and Co.

                                                                       EXHIBIT F

                                                                      SCHEDULE 1




                   [THE LAISSEZ-FAIRE GROUP, INC. LETTERHEAD]




December 15, 1997

Mr. David Sellers
Chief Executive Officer
Sellers Petroleum Products, Inc.
821 Pacific Avenue
Yuma, Arizona  85366

Dear Mr. Sellers:

     We are pleased to advise you of our intention, subject of course to your acceptance, to purchase all of the issued and outstanding shares of Sellers Petroleum Products, Inc., Sellers Transportation Services, Inc. and Sellers Tank Services, Inc., ("Sellers" or "The Company"), on the following terms and subject to the following conditions:

     1.   PRICE

     $7,000,000 payable at closing in cash, and the assumption of the closing balance of The Company's line of credit currently totalling $3,345,000, with interest and terms, to be stated in the closing purchase agreement, with an overall cap of $4,500,000. This includes approximately $150,000 in long-term debt.

     (a) ADDITIONAL PURCHASE ITEMS. Included within the purchase, whether or not as this time owned by the subject corporation, are all intangible assets, specifically including exclusive use, subject only to any license agreements, to any party, of the name Sellers and its affiliates, all licenses, permits, trademarks, service marks, trade names, patents, copyrights, trade secrets, and/or similar intellectual property, all books and records and customer lists utilized by the current owners, officers and agents of Sellers, and its affiliates in the conduct of such business.

     (b) OTHER ASSETS BEING SOLD. At the closing date, the Seller shall have negotiated and agreed upon, separate from the assets on the July 31, 1997 balance sheet of Sellers, all real estate attached in exhibit A, whether owned in fee or under lease, by Sellers or any affiliate except that real estate unacceptable to the Purchaser, such as any property that does not pass the Buyers' environmental due diligence. The purchased real estate will be at the prevailing market price. This price will be based upon an independent appraisal, mutually agreed upon by both parties, and a review of all liabilities owed on said real estate. It is the opinion of the owners that the value is approximately five (5) million dollars. Notwithstanding this paragraph, Purchaser agrees to assume, as necessary, all leased real estate used by Sellers, Inc. in the operation of its business.

     (c) Other Assets. The retail operation opportunity presented by Tosco, which is approximately 20 stores, is not considered to be a part of the existing entity and therefore may either be purchased separately by the Purchaser or will remain with the shareholders for their own development. In addition, net earnings from August 1, 1997 to the closing belong to the current shareholders.

     2. CONCLUSION OF CONTRACT

     This proposal is subject to the conclusion by us of an agreement satisfactory to our respective counsel in the customary form for such transactions. Such agreement will contain, among other provisions, the usual warranties and representations of the Seller.

     (a) The negotiation, execution and delivery of the definitive Purchase Agreement in form and substance mutually acceptable to both Seller and Purchaser, which Agreement is hereby intended by the parties to be consistent with the terms of this letter. The definitive Purchase Agreement shall contain such representations, warranties and covenants of the Seller, as well as conditions to the obligations of the parties to close, as are customarily included in the Definitive Purchase Agreement, including but not limited to:

          (i) The various stockholders have full authority to sell the stock;

          (ii) The stock is free and clear of all liens, liabilities, security interests, pledges and/or other encumbrances, whether written or oral.

     (b) There shall be no material adverse changes to the operations of the company prior to the closing date.

     (c) The officers and directors of Sellers shall have entered into such reasonable employment and noncompetitive agreements as shall be required to maintain the business of the company free from direct competition by those with inside or proprietary information for a period of three (3) years after the termination of employment and/or purchase. The form of such agreements shall be approved by Purchaser's counsel which shall opine that such agreements are enforceable, under current law, in accordance with their terms. The employment terms are for three years at $125,000 per year.

     3. AUDITS

     The proposed transaction will be subject to a pre-acquisition audit to be conducted by our independent Big 6 auditors. In addition, we would anticipate that the financial conditions of the company on the closing date would be at least as good as at July 31, 1997, per the financial statements, which the company is expected to sustain in the ordinary course of business, and which will not be substantially different from what has been represented.

     In connection with the negotiation and preparation of the definitive Purchase Agreement, the Seller will provide Purchaser and its representatives with access to Seller's facilities, its officers, directors and employees, and will make available all information, books and records relating and to Sellers as may be requested. It is agreed that any information disclosed to Purchaser by the Seller shall be treated as confidential and may not be disclosed to third parties other than attorneys, accountants and other advisors or the Purchaser receiving such information and may not be used by the Purchaser except in connection with the negotiation and consummation of the Definitive Purchase Agreement.

     4. CONFIDENTIALITY

     If for any reason the contemplated purchase and sale are not consummated, we agree to keep confidential all information furnished to or obtained by us in connection with the transaction and to return to you, without retaining copies of all financial statements and other data furnished by you to us or our auditors.

     5. BOARD OF DIRECTOR AND SHAREHOLDER APPROVALS

     The purchase and sale contemplated by this letter of intent, if further subject to and conditioned upon the consent and approval of the Board of Directors and all shareholders of our respective companies, then the parties shall use their best efforts to obtain consent and approval on or before March 15, 1998. During the period leading up to the signing of the Definitive
Purchase Agreement, the Seller shall consider the Purchaser's rights having exclusivity, and shall voluntarily refrain from negotiating with any new Purchasers. This will be considered a "standstill" period of at least forty-five
(45) days, beginning on the date of the signing of this letter of intent. After this period, The Laissez-Faire Group, Inc. shall transfer from its assets $350,000 to be held in escrow as a good faith deposit. Should the transaction fail to close, the deposit will be forfeited. The owners will warrant that all information provided to date to The Laissez-Faire Group is accurate and true and that no false statements or accounts of Sellers' financial condition were made in order to induce The Laissez-Faire Group to make this agreement. Closing shall occur as soon as diligently possible after execution of the Definitive Purchase Agreement.

If you are prepared to accept this offer, please so signify on the enclosed copy of this letter and return one executed original to us.

                                             Very truly yours,

                                             The Laissez-Faire Group, Inc.

                                             By:  /s/ L. MYCHAL JEFFERSON II
                                                 ---------------------------
                                                  L. Mychal Jefferson II
                                                  Chief Executive Officer



Accepted:

/s/ DAVE SELLERS, PRESIDENT
---------------------------
(Signature of seller)

Accepted subject to incorporation of Addends "A" and "B",
attached.                                                      X DS  (Seller)
                                                                 ---

                                                               X LMJ (Purchaser)
                                                                 ---

                 ADDENDUM "A" TO DECEMBER 15, 1997 LETTER FROM
                    L. MYCHAL JEFFERSON II TO DAVID SELLERS



To the extent of the value of the services of the officers and directors of Sellers that would be obtained by Purchaser in conjunction with the contemplated purchase by Purchaser of Sellers' stock, the parties will consider the suitability of utilizing split-dollar life insurance to compensate such officers and directors for their obligations under such services arrangements (which would include any covenants not to compete).


The Laissez-Faire Group, Inc.



By:/s/ L. MYCHAL JEFFERSON II             /s/ DAVE SELLERS
   --------------------------             ---------------------
   L. Mychal Jefferson II                 (Signature of Seller)
   Chief Executive Officer

                 ADDENDUM "B" TO DECEMBER 15, 1997 LETTER FROM
                    L. MYCHAL JEFFERSON II TO DAVID SELLERS


Seller accepts this letter of intent subject to the following two items: (1) Purchaser agrees to coordinate the final documentation of the transaction to accommodate Seller's charitable gifting program, provided that such coordination shall involve no additional cost to Purchaser, and (2) the transaction contemplated herein shall close, if at all, not later than April 15, 1998.


The Laissez-Faire Group, Inc.



By:/s/ L. MYCHAL JEFFERSON II             /s/ DAVE SELLERS
   --------------------------             ---------------------
    L. Mychal Jefferson II                (Signature of Seller)
    Chief Executive Officer

                                  EXHIBIT "A"
                     SELLERS PETROLEUM: PROPERTIES OWNED BY
                           COMPANY OR RELATED ENTITY -
                             TO BE INCLUDED IN SALE


1.    Yuma Bulk Plant - 821 Pacific Avenue, Yuma, AZ

2.    Imperial Bulk Plant - 350 W. Aten Road, Imperial, CA

3.    Holtville Cardlock #72 - 805 E. 5th St., Holtville, CA

4.    Imperial Cardlock #851 - 350 W. Aten Road, Imperial, CA

5.    Gila St. Cardlock #313 - 490 Gila, Yuma, AZ

6.    Cardlock #633 - 2000 E. 20th St., Yuma, AZ

                     MODULAR PROCESSING TECHNOLOGIES, INC.

      14019 SOUTHWEST FREEWAY SUITE 301-712        SUGAR LAND, TEXAS 77478
            (281) 494-0770 PHONE/FAX                 PAGER (281) 315-5783


December 9, 1997

Mr. L. Mychal Jefferson II, CEO
U.S. Refining, Inc.
River Oaks Tower
3730 Kirby Drive Suite 1200
Houston, Texas 77098


Re:  Letter of Intent for Acquisition of Nixon Refining Complex and Lacostex
     Unit

Dear Mr. Jefferson,

     This letter will serve to outline the general provisions of the proposed acquisition of the refining complex located at Nixon, Texas and the purchase and relocation to that facility of the 6,000 bbl/day Val Verde modular unit known as the Lacostex unit. Modular Processing Technologies, Inc. (hereafter
MPT) will provide a turnkey contract for the refurbishment and start up of operations of the Lacostex unit at the Nixon site including transportation and installation, as well as engineering and start up services for the Nixon complex.

     The purchase price for the Nixon refinery complex is $3,000,000 with an additional estimated start up cost of $500,000, not including start up of the main tower. The purchase price of the Lacostex unit, recertified by Val Verde Corporation, is $6,500,000 including an estimated relocation, installation and start up cost of $500,000 for that unit. The total purchase cost of the facility and Lacostex unit is $9,500,000 with an additional $500,000 for start up cost of the Nixon facility. The equipment list of the Nixon facility is included herein as Exhibit A and the equipment list of the Lacostex unit is included herein as Exhibit B.

     It is the intention of both MPT and U.S. Refining that a formal agreement will be executed between the parties for the turnkey contract, as detailed herein, on or about January 15, 1998. It is assumed that a provision of this contract will be the posting of Option money by U.S. Refining, in the an anticipated amount of $100,000, to secure both the Lacostex unit and the Nixon facility for a sixty to ninety (60-90) days feasibility period and to allow U.S. Refining sufficient time to finalize the funding of the total purchase price, which will be in cash and stock.

     Additionally, it is assumed that MPT will provide on-going operational management services to the Nixon facility under terms of a consulting services agreement to be negotiated between the parties prior to the closing of the transaction. This agreement will provide for management and engineering services based upon structured monthly fees and operational performance bonuses which may include some type of warrants and/or stock options.

Nixon/Lacostex Letter of Intent                                           Page 2

     In addition to the total $10,000,000 shown above the initial estimates for operational capital at the start up of the facility are as follows:

     Feedstock for testing/start up:
          10,000 bbls/$20.00 per barrel                               $200,000

     Catalyst and operating chemicals:                                $100,000

     Personnel:
          Operational staff   8 people at @ $200/day (15 days)        $ 24,000
          contract labor:     2 consultants $500/day (15 days)        $ 15,000

     Other expenses:
          Electrical deposit       (estimated)    $ 5,000
          Insurance - property     (estimated)    $20,000
          Insurance - liability    (estimated)    $20,000
          other - lab equipment/materials         $16,000
          Subtotal Other                                              $ 61,000

     Estimated Additional Startup Cost                                $400,000

     This estimated start up budget is only for operational testing purposes and is not intended to be the complete budget for purposes of ongoing operations of the facility. That budget and the related schedule for ongoing operations will be developed prior to the completion of the formal purchase agreement.

     Both parties agree that this Letter of Intent details the initial intentions and commitments of the parties related to the turnkey acquisition of these two petroleum processing units to be operated at the Nixon site. Specific due diligence benchmarks and schedules will be incorporated in the formal "turnkey acquisition" contract to be executed in January.

Agreed and accepted this 17th day of December 1997.

On behalf of U.S. Refining, Inc.             On behalf of Modular Processing
                                             Technologies, Inc.



/s/ J. MYCHAL JEFFERSON II                    /s/ J. ROCKY HOLLINGSHEAD
---------------------------                   -------------------------------
J. Mychal Jefferson II, CEO                   J. Rocky Hollingshead, Chairman

                                   SCHEDULE 2

LICENSES, TRADEMARKS, TRADE NAMES, ETC.

There are no applicable documents.

                                                                      SCHEDULE 3



                                 CAPITAL STOCK

     This Corporation is authorized to issue (i) One Hundred Million (100,000,000) shares of Class A voting common stock, having a par value of one cent ($0.01) per share, which shall be designated "Class A Common Stock", (ii) Fifty Million (50,000,000) shares of Class B non-voting common stock, having a par value of one cent ($0.01) per share, which shall be designated "Class B Common Stock", (iii) Ten Million (10,000,000) shares of Class C voting common stock having a par value of one cent ($0.01) per share, which shall be designated "Class C Common Stock", and Twenty-five Million (25,000,000) shares of Preferred Stock, having a par value of one hundred dollars ($100.00) per share, which shall be designated at the discretion of the Board of Directors. At anytime after October 1, 1999, the outstanding Class C Common Stock may be converted into Class A Common Stock and Class B Common Stock at the option of the owner at the rate of three (3) shares of Class A Common Stock and three (3) shares of Class B Common Stock for each share of Class C Common Stock.


     1. Voting Rights.

     The Common Stock shall possess exclusive voting rights at all meetings of the shareholders. Each record holder of such stock shall be entitled to one vote for each share held, provided, however, shareholders holding Class C Common Stock shall be entitled to have a 2/3 voting majority in the election of the Board of Directors and all shareholders matters and the shareholders holding Class A Common Stock shall be entitled to the remaining members and votes of the Board of Directors and shareholder matters. There shall be no cumulative voting in the election of Directors.


     2. Dividend and Liquidation Rights.

     All dividends, whether payable in the form of a liquidating distribution or otherwise payable upon any of the common stock, is at the discretion of the Board of Directors. Except that Class C Common Stock dividend rights, which is 1/4 of any distribution, are subordinate to both Class A Common Stock, which is 1/2 of any distribution, and Class B Common Stock, which is 1/4 of any distribution.

                                  THE COMPANY

On May 8, 1981 the Company was incorporated in the State of Nevada under the name of Texoil, Inc. for the purpose of entering the minerals exploration, discovery, production, refining or transportation businesses, the company engaged in various minerals related ventures. In August 1988 the Company participated in the minerals business through Whitsitt Oil Company, Inc. a Texas Corporation. The Company changed its name to Unicorp, Inc. in 1989. Concurrently the Company acquired 90% of the stock of Med-X, Inc. As a result of adverse business circumstances, no substantial business operations have been conducted by the company since 1992.

The company examined methods to restructure to seek new capitalization. The Board of Directors held a Directors meeting December 31, 1997 to examine a proposal to Reverse split the stock on a 270 for 1 basis. The board also elected to amend the ownership structure of Unicorp to include three classes of common stock and one class of preferred stock. (see Description of Securities) A vote was also taken to consider a proposal to merge Unicorp with the Laissez-Faire group of Houston, Texas. All measures were approved.

On December 31, 1997 the Company voted to restructure, re-capitalize, and seek acquisitions of companies and management in the hydrocarbon refining and distribution market. L. Mychal Jefferson, CEO of Laissez-Faire was appointed President/CEO of Unicorp. Jefferson outlined existing agreements (formerly Laissez-Faire agreements) which would afford the Company the right to purchase certain operating businesses and refining assets to expand into the Petroleum Refining and Distribution businesses.

The Company expects that through an affiliated business the Company can achieve certain purchasing and marketing advantages in purchases of raw crude and the sale of refined petroleum products to government agencies.

Subsequently the Company entered into an agreement to purchase the oil distribution business of Sellers Petroleum ("Sellers") of Yuma, Arizona. Sellers engages in the marketing and distribution of refined petroleum products in Arizona and California. Expected consideration for purchase is $7,000,000. The company also elected to pursue an agreement to purchase the a Refinery located at the Valverde refurbishment facility in Houston, Texas and a refinery and site, located in Nixon, Texas. The Company continues its search for undervalued private and public entities in related businesses. Meetings with several investment banking relationships have been held pursuant to financing for these anticipated purchases.

The Company has purchased approximately 58,000 tons of Fluid Catalytic Catalyst in exchange for 420,000 shares of Class A common stock and $5,800,000 of $100 Par Series A Callable Preferred stock. This equates to approximately $175.00 per ton of material. Fluid Catalytic Catalyst (Zeolite) is used in the refining, agriculture, water purification, turf management, and air purification markets. The current market price for similar materials ranges from $300.00 to $1,100 per ton. A sale of 20,571 tons of the Zeolite was effected in exchange for collateralized notes and commercial paper equaling $5,000,000, or $243.00 per ton.


PENDING ACQUISITIONS


The Company's proposed acquisitions will expand the Company through the acquisition of an established, growing distribution business in the Southwestern United States (Sellers). The Company feels that the purchase of refining, and distribution facilities in Texas will limit the Company's reliance upon outside refiners for refined petroleum products. The Company is also currently negotiating for the purchase of a third existing company which operates a distribution and convenience store operation in the Southwestern United States.

o    Sellers Petroleum

Sellers Petroleum Products, Inc. (Sellers) is one of the largest distributors of wholesale petroleum products in the Yuma, Arizona and El Centro, California regions. Products offered include fuels (gasoline, oil, diesel), lubricants, maintenance services, and tires/batteries/accessories. Sellers maintains two modern bulk plant facilities located in Yuma, Arizona and El Centro, California, as well as seven state-of-the-art cardlock facilities throughout its regions. The facilities are the only ones of all regional competitors that are in compliance with all applicable EPA standards through 1998, including above ground tank storage, storm water compliance, and product transportation regulations.

Sellers is a branded Unocal 76 jobber, although fuel is also rack purchased from various other major refiners and independents refiners based upon pricing. Unocal, Chevron, and Texaco lubricant products are also offered. Seller has maintained a strong relationship with Unocal since the company's inception in 1954, and continues to be its premier distributor in the region. Seller is currently Unocal's third largest lubricant jobber nationwide, and has been approached by Unocal to expand its service region further into both Southern California and Arizona.

Its customers include both commercial and retail (cardlock and service station) accounts. Management strongly emphasizes service, with customer satisfaction evident in its 95%+ rate of repeat business. Customer service is further augmented by through excellent staffing, characterized by low employee turnover and average employee tenure of 10 years. Sales for fiscal year 1997 are projected to reach $70 million. U.S. refining expects that current Sellers management will be retained post acquisition. Management will have incentives in place to continue its qualify of service and growth record. Sellers has over 1,300 active accounts which order at least once per month.

Seller's long-term track record has made it the largest commercial petroleum products distributor in Yuma. It also boasts the largest fleet capacity in both its El Centro and Yuma locations. Revenues totaled $34,764,000 in 1995, $60,293,000 in 1996 and are expected to total $70,000,000 in 1997. This represents a growth rate of approximately 33% annually. Pretax Income margins have been maintained at a level of 3% plus or minus. Existing management will stay with Sellers.

o    USRP/Nixon Refinery

The Nixon refinery is located on a 50 acre site approximately 40 miles south of San Antonio, Texas. The plant is certified by the U.S. Department of Energy at a rate of 17,033 barrels per day of 42 API Crude. The plant was designed to refine military jet fuel in addition to Propane, C3/C4, Naptha, Kerosene, Diesel, Gas Oil, & Resid. The refinery ran for several years delivering Military Jet fuel to all three U.S. Air Force bases in San Antonio prior to its closure after Desert Storm. The refinery can be tuned to produce the standard range of refined petroleum products to meet demand in its market area. The Company feels that through an association with a Minority owned petroleum distributor, profit margins exceeding $3.00 per barrel refined may be realized. The USRP Refinery is currently being refurbished in Houston, Texas. Management believes that by combining its additional 6,000 to 7,000 barrels of refining capacity to the Nixon Refinery, the company can process approximately 20,000 barrels of petroleum daily.

GROWTH STRATEGY

The Petroleum Refining and Distribution businesses are characterized by high volumes of sales at low margins. Additionally the petroleum distribution business is heavily weighted with small independent "Mom and Pop" companies. U.S. Refining intends to acquire existing Distribution and Refining companies in which it can extract additional profit margins. The company expects to achieve these higher margins through price advantages which it may be afforded through government contracts and certain private sector discounts for purchases of crude oil and refined products. These companies have traditionally operated high volume, low margin, operations which net a small percentage of sales as earnings. Management feels that an increasing margins only 2 to 3 percent would substantially impact profitability.

Additional companies are currently being examined with the intention of vertically integrating U.S. Refining into a business which takes crude oil from the well head and processes it through to the end user. (i.e. from the producer of oil & gas to the retail gasoline market). Through this strategy, the company feels that increased efficiency and profitability will be realized. The Company's objective is to become a "consolidator" in the highly fragmented independent wholesale distribution segment of the petroleum industry.

Purchase and sales price advantages are afforded certain companies in regard to sales of diesel, gasoline, and jet fuel to government agencies. Through an affiliated company, U.S. Refining expects to extract additional operating profit over and above that which its acquisition targets currently achieve in their sales on government fuel purchases.